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Exhibit 10.5

THE DIRECTV
Executive Deferred Compensation Plan

Amended and Restated Effective as of November 2, 2010

DIRECTV
Executive Deferred Compensation Plan
 Master Plan Document

AMENDED AND RESTATED
THE DIRECTV
EXECUTIVE DEFERRED COMPENSATION PLAN
Effective as of November 2, 2010

Purpose

        The purpose of this Plan is to provide specified benefits to a select group of management or highly compensated Employees who contribute materially to the continued growth, development and future business success of DIRECTV ("DIRECTV") formerly The DIRECTV Group, Inc. and formerly called Hughes Electronics Corporation, a Delaware corporation, and its subsidiaries and affiliates, if any, that sponsor this Plan. This Plan shall be unfunded for tax purposes and for purposes of Title I of ERISA. This Plan was originally effective as of September 1, 1998 and was previously amended on July 10, 2001, December 19, 2002, December 22, 2003, January 1, 2005 and December 31, 2006. This plan was amended and restated as of October 30, 2008 to be retroactively effective as of January 1, 2005 to comply with Internal Revenue Code § 409A and is now, again amended and restated effective November 2, 2010. The terms of this Plan will be interpreted in a manner consistent with Code § 409A and applicable regulations.

ARTICLE 1
Definitions

        For purposes of this Plan, unless otherwise clearly apparent from the context, the following phrases or terms shall have the following indicated meanings:

  "Account Balance" shall mean, with respect to a Participant, a credit on the records of the Employer equal to the sum of (i) the Deferral Account balance, (ii) the Company Contribution Account balance, (iii) the vested Company Matching Account balance, and (iv) the Restricted Stock Unit Account balance. The Account Balance, and each other specified account balance, shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to a Participant, or his or her designated Beneficiary, pursuant to this Plan.

  "Annual Bonus" shall mean any compensation, in addition to Base Annual Salary relating to services performed during any calendar year, whether or not paid in such calendar year or included on the Federal Income Tax Form W-2 for such calendar year, payable to a Participant as an Employee under any Employer's annual bonus and annual cash incentive plans, excluding stock options, and excluding compensation provided under the Incentive Plan.

  "Annual Company Contribution Amount" shall mean, for any one Plan Year, the amount determined in accordance with Section 3.6.

  "Annual Deferral Amount" shall mean that portion of a Participant's Base Annual Salary and Annual Bonus that a Participant elects to have and is deferred, in accordance with Article 3, for any one Plan Year. In the event of a Participant's Retirement, Disability (if deferrals cease in accordance with Section 8.1), death, Termination for Cause, or Separation from Service prior to the end of a Plan Year, such year's Annual Deferral Amount shall be the actual amount withheld prior to such event except that any Annual Bonus paid at or subsequent to a Separation from Service shall be subject to any prior deferral election.

  "Annual Installment Method" shall be an annual installment payment over the number of years selected by the Participant in accordance with this Plan, calculated as follows: The Account Balance of the Participant shall be calculated as of the close of business on the last business day of the year. The annual installment shall be calculated by multiplying this balance by a fraction, the numerator of which is one, and the denominator of which is the remaining number of annual payments due the Participant. By way of example, if the Participant elects a 10 year Annual Installment Method, the first payment shall be 1/10 of the Account Balance, calculated as described in this definition. The following year, the payment shall be 1/9 of the Account Balance, calculated as described in this definition. Each annual installment shall be paid on or as soon as practicable after the last business day of the applicable year.

  "Annual Restricted Stock Unit Amount" shall mean, with respect to a Participant for any one Plan Year, the Incentive Plan Restricted Stock Units deferred into this Plan in accordance with Section 3.5 of this Plan.

  "Base Annual Salary" shall mean the annual cash compensation relating to services performed during any calendar year, whether or not paid in such calendar year or included on the Federal Income Tax Form W-2 for such calendar year, excluding bonuses, commissions, overtime, fringe benefits, stock options, relocation expenses, incentive payments, non-monetary awards, directors fees and other fees, automobile and other allowances paid to a Participant for employment services rendered (whether or not such allowances are included in the Employee's gross income). Base Annual Salary shall be calculated before reduction for compensation voluntarily deferred or contributed by the Participant pursuant to all qualified or nonqualified plans of any Employer and shall be calculated to include amounts not otherwise included in the Participant's gross income under Code §§ 125, 402(e)(3), 402(h), or 403(b) pursuant to plans established by any Employer; provided, however, that all such amounts will be included in compensation only to the extent that, had there been no such plan, the amount would have been payable in cash to the Employee.

  "Beneficiary" shall mean one or more persons, trusts, estates or other entities, designated in accordance with Article 9, that are entitled to receive benefits under this Plan upon the death of a Participant.

  "Beneficiary Designation Form" shall mean the form established from time to time by the Committee that a Participant completes, signs and returns to the Committee to designate one or more Beneficiaries.

  "Board of Directors" shall mean the Board of Directors of the Company.

  "Cause" shall mean that the Committee, acting in good faith based upon the information then known to the Committee, after due inquiry, and upon reasonable grounds, determines that the Employee (i) has been convicted of, or has pleaded nolo contendere to, a felony, (ii) has used illegal drugs, (iii) has engaged in any activity which, in the opinion of the Committee, is competitive with any activity of the Company or any of its subsidiaries and affiliates (except that employment at the request of the Company with an entity in which the Company has, directly or indirectly, a substantial ownership interest, or other employment specifically approved by the Committee, shall not be considered to be an activity which is competitive with any activity of the Company or any of its subsidiaries and affiliates), or (iv) has acted either prior to or after termination of employment in any manner inimical or in any way contrary to the best interests of the Company or any of its subsidiaries and affiliates. The Employee shall furnish to the Committee such information with respect to the satisfaction of the foregoing as the Committee shall reasonably request.

  "Change in Control" shall mean the first to occur of the following:

  (i)
  A change in the ownership of the Company effective on the date that any person or more than one person acting as a group (as defined in paragraph (iv) below) acquires ownership of stock of the Company, that together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company.

  (ii)
  A change in the effective control of the Company occurs on the date that either (a) Any one person, or more than one person acting as a group (as defined in paragraph (iv) below), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 50 percent or more of the total voting power of the stock of the Company; or (b) a majority of members of the Company's board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company's board of directors prior to the date of the appointment or election. In the absence of an event described in paragraph (a) or (b), a change in the effective control of a corporation will not have occurred.

  (iii)
  A change in ownership of a substantial portion of the Company's assets which occurs on the date that any one person, or more than one person acting as a group (as defined in paragraph (iv)), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or person) assets from the Company that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

    Transfers to a related person. There is no Change in Control when there is a transfer to an entity that is controlled by the shareholders of the transferring corporation immediately after the transfer, as provided herein. A transfer of assets by the Company is not treated as a change in the ownership of such assets if the assets are transferred to—

    (a)
    A shareholder of the Company (immediately before the assets transfer) in exchange for or with respect to its stock;

    (b)
    An entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by the Company;

    (c)
    A person, or more than one person acting as a group, that owns, directly or indirectly, 50 percent or more of the total value or voting power of all the outstanding stock of the Company; or

    (d)
    An entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person described in paragraph (c).

    For purposes of this paragraph (iii), and except as otherwise provided, a person's status is determined immediately after the transfer of the assets. For example, a transfer to a corporation in which the transferor corporation has no ownership interest before the transaction, but which is a majority-owned subsidiary of the transferor corporation after the transaction is not treated as a change in the ownership of the assets of the transferor corporation.

  (iv)
  Persons acting as a group. Persons will not be considered to be acting as a group solely because they purchase assets of the Company at the same time, or as a result of the same public offering. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of assets, or similar business transaction with the Company. If a person, including an entity shareholder, owns stock in both the Company and a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar transaction, with the Company, such shareholder is considered to be acting as a group with other shareholders in the corporation only to the extent of the ownership in that corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.

  (v)
  Any provision of the foregoing to the contrary notwithstanding, the reorganization of the Company shall not constitute a Change in Control, for purpose hereof.

  "Claimant" shall have the meaning set forth in Section 14.1.

  "Code" shall mean the Internal Revenue Code of 1986, as it may be amended from time to time.

  "Committee" shall mean the committee described in Article 12.

  "Company" shall mean the DIRECTV a Delaware corporation, and any successor to all or substantially all of the Company's assets or business or stock.

  "Company Contribution Account" shall mean (i) the sum of the Participant's Annual Company Contribution Amounts, plus (ii) amounts credited or debited in accordance with all the applicable crediting or debiting provisions of this Plan that relate to the Participant's Company Contribution Account, less (iii) all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to the Participant's Company Contribution Account.

  "Company Matching Account" shall mean (i) the sum of all of a Participant's Annual Company Matching Amounts, plus (ii) amounts credited or debited in accordance with all the applicable crediting or debiting provisions of this Plan that relate to the Participant's Company Matching Account, less (iii) all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to the Participant's Company Matching Account.

  "Deduction Limitation" shall mean the following described limitation on a benefit that may otherwise be distributable pursuant to the provisions of this Plan. Except as otherwise provided, this limitation shall be applied to all distributions that are "subject to the Deduction Limitation" under this Plan. If an Employer determines in good faith prior to a Change in Control that there is a reasonable likelihood that any compensation paid to a Participant for a taxable year of the Employer would not be deductible by the Employer solely by reason of the limitation under Code § 162(m), then to the extent deemed necessary by the Employer to ensure that the entire amount of any distribution to the Participant pursuant to this Plan prior to the Change in Control is deductible, and in accordance with regulations under Code § 409A, the Employer may defer all or any portion of a distribution under this Plan and, as applicable under Code § 409A, all other plans or payments which could be delayed. Any amounts deferred pursuant to this limitation shall continue to be credited/debited with additional amounts in accordance with Section 3.9 below, even if such amount is being paid out in installments. The amounts so deferred and amounts credited thereon shall be distributed to the Participant or his or her Beneficiary (in the event of the Participant's death) at the earliest possible date, as determined by the Employer in good faith, on which the deductibility of compensation paid or payable to the Participant for the taxable year of the Employer during which the distribution is made will not be limited by Code § 162(m), or if earlier, the effective date of a Change in Control. Notwithstanding anything to the contrary in this Plan, the Deduction Limitation shall not apply to any distributions made after a Change in Control.

  "Deferral Account" shall mean (i) the sum of all of a Participant's Annual Deferral Amounts, plus (ii) amounts credited in accordance with all the applicable crediting provisions of this Plan that relate to the Participant's Deferral Account, less (iii) the amount credited to a non-qualified contributory defined benefit plan on behalf of the Participant, pursuant to Section 3.3(c), and less (iv) all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to his or her Deferral Account.

  "Disability" shall mean a condition in which the Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (ii) is by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company. A Participant shall be deemed disabled if the Social Security Administration determines him to be disabled.

  "Disability Benefit" shall mean the benefit set forth in Article 8.

  "Election Form" shall mean the form established from time to time by the Committee that a Participant completes, signs and returns to the Committee to make an election under the Plan or such form of electronic, online election system as may be adopted by the Committee.

  "Employee" shall mean a person who is an employee of any Employer.

  "Employer(s)" shall mean the Company and/or any of its subsidiaries and affiliates (now in existence or hereafter formed or acquired) that have been selected by the Board of Directors to participate in the Plan and have adopted the Plan as a sponsor.

  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as it may be amended from time to time."

  "First Plan Year" shall mean the period beginning September 1, 1998 and ending December 31, 1998.

  "401(k) Plan" shall be that certain DIRECTV 401(k) Savings Plan, as it may be amended or restated from time to time, and any other such plan as approved by the Committee.

  "Incentive Plan" shall mean the Hughes Electronics Corporation Incentive Plan, as amended and DIRECTV Group 2004 Stock Plan as amended, the Liberty Entertainment, Inc. Transitional Stock Adjustment Plan and the DIRECTV 2010 Stock Plan, as amended.

  "Involuntary Termination" shall mean the severing of employment with all Employers involuntarily for any reason other than Cause, Retirement, Disability, death, or an authorized leave of absence.

  "Participant" shall mean any Employee (i) who is selected to participate in the Plan, (ii) who elects to participate in the Plan, (iii) who signs a Plan Agreement, an Election Form and a Beneficiary Designation Form, (iv) whose signed Plan Agreement, Election Form and Beneficiary Designation Form are accepted by the Committee, (v) who commences participation in the Plan, and (vi) whose Plan Agreement has not terminated.

  "Plan" shall mean the Company's Executive Deferred Compensation Plan, which shall be evidenced by this instrument and by each Plan Agreement, as they may be amended from time to time.

  "Plan Agreement" shall mean a written agreement, as may be amended from time to time, which is entered into by and between an Employer and a Participant. Each Plan Agreement executed by a Participant and the Participant's Employer shall provide for the entire benefit to which such Participant is entitled under the Plan; should there be more than one Plan Agreement, the Plan Agreement bearing the latest date of acceptance by the Employer shall supersede all previous Plan Agreements in their entirety and shall govern such entitlement. The terms of any Plan Agreement may be different for any Participant, and any Plan Agreement may provide additional benefits not set forth in the Plan or limit the benefits otherwise provided under the Plan; provided, however, that any such additional benefits or benefit limitations must be agreed to by both the Employer and the Participant. The terms of any Plan Agreement must comply with and will be interpreted in a manner consistent with Code § 409A and applicable regulations.

  "Plan Year" shall, except for the First Plan Year, mean a period beginning on January 1 of each calendar year and continuing through December 31 of such calendar year.

  "Preretirement Survivor Benefit" shall mean the benefit set forth in Article 6.

  "Restricted Stock Unit" shall mean a restricted stock unit granted to a Participant under the Incentive Plan.

  "Restricted Stock Unit Account" shall mean (i) the sum of all of a Participant's Annual Restricted Stock Unit Amounts deferred into this Plan, plus (ii) amounts credited or debited in accordance with all the applicable crediting and debiting provisions of this Plan that relate to the Participant's Restricted Stock Unit Account, less (iii) all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to the Participant's Restricted Stock Unit Account.

  "Retirement", "Retire(s)" or "Retired" shall mean, with respect to an Employee, severance from employment from all Employers for any reason other than a leave of absence, death, Termination for Cause, or Disability on or after (i) the date the Employee satisfies the requirements for retirement with an immediate annuity starting date under the DIRECTV Pension Plan or the tax-qualified defined benefit pension plan (if any) of the Employee's, Employer, or (ii) if the Employee's Employer does not sponsor a tax-qualified defined benefit pension plan or a tax-qualified defined contribution plan, the date the Employee would have satisfied the requirements for retirement with an immediate annuity starting date under the DIRECTV Pension Plan (or any successor plan to such plan) had the Employee's Employer been a sponsor of such plan. For purposes of this Section, an Employee is not considered to have satisfied the requirements for an immediate annuity starting date merely because the Employee is entitled to receive distribution of a small lump sum cash-out or a distribution of Employee contributions and earnings thereon.

  "Retirement Benefit" shall mean the benefit set forth in Article 5.

  "Section 16 Officer" shall mean a Participant who is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the regulations promulgated thereunder.

  "Separation from Service" shall occur if a Participant dies, retires or otherwise has a termination of employment with the Employer. No Separation from Service shall occur while a participant is on military leave, sick leave or other bona fide leave of absence not exceeding six months so long as the Participant retains a right to reemployment, nor shall a Separation from Service occur if the level of bona fide services the Participant would perform after a certain date (whether as an Employee or independent contractor) would exceed 20 percent of the average level of bona fide services performed (whether as an Employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services if the Employee has been providing the Employer services for less than 36 months) as provided in Treas. Reg. §1.409A-1(h).

  "Short-Term Payout" shall mean the payout set forth in Section 4.1.

  "Stock" shall mean common stock of the Company.

  "Termination of Employment" shall mean a voluntary termination, or involuntary termination or a Termination for Cause, or both.

  "Termination for Cause Benefit" shall mean the benefit set forth in Section 7.1.

  "Termination for Cause" shall mean the severing of employment with all Employers for Cause.

  "Trust" shall mean one or more trusts which may be established pursuant to Article 15.

  "Unforeseeable Financial Emergency" shall mean an unanticipated emergency that is caused by an event beyond the control of the Participant that would result in severe financial hardship to the Participant resulting from (i) a sudden and unexpected illness, accident, or long-term Disability of the Participant or of a spouse, dependent or beneficiary of the Participant, (ii) a loss of the Participant's property due to casualty, (iii) funeral expenses of a spouse, dependent or beneficiary, or (iv) such other extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, all as determined in the sole discretion of the Committee.

  "Years of Service" shall mean the total number of full years of service for which a Participant is credited for vesting purposes under the 401(k) Plan, including years prior to the effective date of this Plan.

ARTICLE 2
Selection, Enrollment, Eligibility

2.1
Eligibility; Commencement of Participation.    Provided an Employee selected to participate in the Plan has met all enrollment requirements set forth in this Plan and required by the Committee, including returning all required documents to the Committee within the specified time period, that Employee shall commence participation in the Plan on the day the Employee completes all enrollment requirements. If an Employee fails to meet all such requirements within the period required, in accordance with Section 2.2, that Employee shall not be eligible to participate in the Plan until the first day of the Plan Year following the delivery to and acceptance by the Committee of the required documents.

2.2
Enrollment Requirements.    As a condition to participation, each selected Employee shall complete, execute and return to the Committee an Election Form, a Plan Agreement and any additional forms deemed necessary by the Committee, all within 30 days after he or she is selected to participate in the Plan. In addition, the Committee shall establish from time to time such other enrollment requirements as it determines in its sole discretion are necessary.

2.3
Selection.    Participation in the Plan shall be limited to a select group of management or highly compensated Employees of the Employers. From that group, the CEO of the Company shall select, in his or her sole discretion, Employees to participate in the Plan.

ARTICLE 3
Deferral Commitments/Company Matching/Crediting/Taxes

3.1
Minimum Deferral.

(a)
Minimum Deferral.    For each Plan Year, a Participant may elect to defer any combination of his or her Base Annual Salary, Annual Bonus and Restricted Stock Units, if any, such that the total amount of the deferral equals at least $10,000 or any other number otherwise specified by the Committee from time to time. If an election is made for less than the stated minimum amount, or if no election is made, the amount deferred shall be zero.

(b)
Short Plan Year.    Notwithstanding the foregoing, if a Participant first becomes a Participant after the first day of a Plan Year, or in the case of the first Plan Year of the Plan itself, the minimum deferral shall be an amount equal to the minimum set forth above, multiplied by a fraction, the numerator of which is the number of complete months remaining in the Plan Year and the denominator of which is 12.

3.2
Maximum Deferral.

(a)
Maximum Deferral.    For each Plan Year, a Participant may elect to defer, in increments of 5%, Base Annual Salary, Annual Bonus, and Restricted Stock Units up to the following maximum percentages for each deferral elected:

Deferral	Maximum Amount
Base Annual Salary	50%
Annual Bonus	80%
Restricted Stock Units	80%
  (b)
  Annual Bonus.    A Participant's election to defer Annual Bonus may specify that no deferral shall be made with respect to the amount of such Participant's Annual Bonus up to a dollar amount specified by the Participant, and that a specified percentage (up to 80%) shall be deferred to the extent that the Annual Bonus exceeds such specified dollar amount.

  (c)
  Short Plan Year.    Notwithstanding the foregoing, if a Participant first becomes a Participant after the first day of a Plan Year, (i) the maximum Annual Deferral Amount, with respect to Base Annual Salary shall be limited to the amount of compensation not yet earned by the Participant as of the date the Participant submits a Plan Agreement and Election Form to the Committee for acceptance, and (ii) no deferral of the Annual Bonus (assuming such Annual Bonus is performance based) for such Plan Year shall be permitted unless the Participant enrolls on a timely basis (as determined under Section 2.2) by submitting a Plan Agreement and Election Form to the Committee for acceptance on or before June 30 of such Plan Year.

  (d)
  Other Restrictions.    Any deferral of a Participant's Restricted Stock Units, if applicable, shall be subject to any limitations imposed by any DIRECTV Plan.

3.3
Election to Defer; Effect of Election Form.

(a)
First Plan Year.    In connection with a Participant's commencement of participation in the Plan, the Participant shall make an irrevocable deferral election for the Plan Year in which the Participant commences participation in the Plan, along with such other elections as the Committee deems necessary or desirable under the Plan. For these elections to be valid, the Election Form must be completed and signed by the Participant, timely delivered to the Committee (in accordance with Section 2.2 above) and accepted by the Committee.

(b)
Subsequent Plan Years.    For each succeeding Plan Year, an irrevocable deferral election for that Plan Year, and such other elections as the Committee deems necessary or desirable under the Plan, shall be made by timely delivering a new election form to the Committee, in accordance with its rules and procedures, by December 31 of the Plan Year preceding the Plan Year for which the election is made. If no such Election Form is timely delivered for a Plan Year, then the Participant shall be deemed to have elected an Annual Deferral Amount of zero.

(c)
Contribution to Non-Qualified Defined Benefit Plan.    For each Participant who participates in a non-qualified defined benefit pension plan in which Employee contributions are required, three percent of such Participant's Annual Deferral Amount shall not be credited to the Participant's Deferral Account. The three percent shall be contributed on the Participant's behalf to a non-qualified defined benefit pension plan as the Employee contribution on account of the Participant's Annual Deferral Amount. [The Annual Company Matching Amount shall be calculated with respect to the Participant's entire Annual Deferral Amount, including the three percent which is contributed to the non-qualified defined benefit pension plan.]

  (d)
  Restricted Stock Unit.    For an election to defer a Restricted Stock Unit to be valid: (i) an Election Form must be completed and signed by the Participant with respect to the deferral, and (ii) the Election Form must be timely delivered to the Committee and accepted by the Committee at least 1 year prior to the date the Restricted Stock Unit is scheduled to be paid or, at the Committee's discretion, such other later date permissible under Code § 409A and any deferral must comply with the subsequent (5-year) election rule of Code § 409A. If these requirements are not met, then any election by a Participant to defer Restricted Stock Units will be deemed invalid.

  (e)
  Cancellation of 2005 Deferral Elections.    With respect to any Participant whose separation from service with the Company occurs in 2005 and who is an officer of the Company with the title of Senior Vice President or higher, the Company may cancel Plan participation as to any amounts of elective and/or non elective deferred compensation that are deferred in 2005 by or on behalf of such Participant and that are subject to Code § 409A, provided that the amounts that are subject to such cancellation are includable in the income of the Participant in the 2005 taxable year.

  (f)
  Temporary Cancellation of Future Deferral Elections.    As of December 31, 2006, and up to November 2, 2010, no new deferral elections were honored. Plan participation as to amounts of elective and/or non elective deferred compensation was limited to deferrals of base annual salary for the 2006 Plan year. No existing deferral elections of monies or stock otherwise payable in 2007 and/or later was allowed, or honored including, but not limited to, deferral elections for Bonus, Restricted Stock Units, and any other previously made deferrals of compensation.

  (g)
  Re-open Plan.    Effective November 2, 2010 the Plan shall again accept deferral elections for the 2011 and future Plan Years. Except for performance based bonuses as defined under IRS § 409A, all deferral elections for a Plan Year must be made in writing by December 31 of the previous year.

3.4
Withholding of Annual Deferral Amounts.    For each Plan Year, the Base Annual Salary portion of the Annual Deferral Amount shall be withheld from each regularly scheduled Base Annual Salary payroll in equal amounts, as adjusted from time to time for increases and decreases in Base Annual Salary. The Annual Bonus portion of the Annual Deferral Amount shall be withheld at the time the Annual Bonus is or otherwise would be paid to the Participant, whether or not this occurs during the Plan Year itself.

3.5
Withholding of Annual Restricted Stock Unit Amount.    For each Plan Year, the Annual Restricted Stock Unit Amount shall be withheld at the time that the Restricted Stock Unit(s) is, are, or otherwise would be paid to the Participant, whether or not this occurs during the Plan Year itself.

3.6
Annual Company Contribution Amount.    For each Plan Year, an Employer, in its sole discretion, may, but is not required to, credit any amount it desires to any Participant's Company Contribution Account under this Plan, which amount shall be for that Participant the Annual Company Contribution Amount for that Plan Year. The amount so credited to a Participant may be smaller or larger than the amount credited to any other Participant, and the amount credited to any Participant for a Plan Year may be zero, even though one or more other Participants receive an Annual Company Contribution Amount for that Plan Year. The Annual Company Contribution Amount, if any, shall be credited as of the day selected by the Committee, in its sole discretion. The Committee may announce a separate vesting schedule or other separate rules concerning vesting to be applicable to the Annual Company Contribution Amount for any Plan Year or Plan Years; the announcement of such separate vesting schedule or rules shall be made on or prior to the date the Annual Company Contribution Amount for a Plan Year is announced.

3.7
Annual Company Matching Amount.    Except for elected officers, the Committee shall determine whether or not to provide an Annual Company-Matching Amount to any Annual Deferral Amount or Restricted Stock Unit Amount, and, if provided, the form, e.g., cash or stock, amount and such other terms and conditions pertaining to the vesting and distribution of the Matching Amount. If the Committee provides the Annual Company Matching Amount in stock, such stock shall be funded form the 2010 Stock Plan or its successor.

3.8
Vesting.    A Participant shall at all times be 100% vested in his or her Deferral Account, Restricted Stock Unit Account, and Company Contribution Account, except as set forth in any announcement under Section 3.6 with respect to an Annual Company Contribution Amount.

3.9
Crediting/Debiting of Account Balances.    In accordance with, and subject to, the rules and procedures that are established from time to time by the Committee, in its sole discretion, amounts shall be credited or debited to a Participant's Account Balance in accordance with the following rules:

(a)
Election of Measurement Funds.    A Participant, in connection with his or her initial deferral election in accordance with Section 3.3 above, shall elect, on the Election Form, one or more Measurement Fund(s) (as described in Section 3.9(c) below) to be used to determine the additional amounts to be credited to his or her Account Balance for the first calendar quarter or portion thereof in which the Participant commences participation in the Plan and continuing thereafter for each subsequent calendar quarter in which the Participant participates in the Plan, unless changed in accordance with the next sentence. Commencing with the first calendar quarter that follows the Participant's commencement of participation in the Plan and continuing thereafter for each subsequent calendar quarter in which the Participant participates in the Plan, no later than the next to last business day of the calendar quarter, the Participant may (but is not required to) allocate his or her Account Balance and/or additional amounts to be credited to his or her Account Balance among one or more Measurement Fund(s) from among the Measurement Funds set forth in Section 3.9(c) below. The Participant shall make the allocation in the previous sentence by submitting an Election Form to the Committee that is accepted by the Committee. If an election is made in accordance with the previous sentence, it shall apply to the next calendar quarter and continue thereafter for each subsequent calendar quarter in which the Participant participates in the Plan, unless changed in accordance with the previous sentence.

(b)
Proportionate Allocation.    In making any election described in Section 3.9(a) above, the Participant shall specify on the Election Form, in increments of five percentage points (5%), the percentage of his or her Account Balance to be allocated to a Measurement Fund (as if the Participant was making an investment in that Measurement Fund with that portion of his or her Account Balance).

(c)
Measurement Funds.    The Participant may elect the following measurement fund(s) (the "Measurement Fund(s)"), for the purpose of crediting additional amounts to his or her Account Balance:

(i)
10-Year Bond Index Measurement Fund.    Amounts deemed invested in the 10-Year Bond Index Measurement Fund shall be credited with nominal interest at no less than 100% of the 10-Year Bond Crediting Rate. The 10-Year Bond Crediting Rate for a Plan Year shall be a fixed rate, stated as an annual rate, determined and announced by the Committee before the Plan Year for which it is to be used that (i) is published in The Wall Street Journal under the heading of "Bond Market Data Bank-Bond Yields" (or, if The Wall Street Journal is not then published, in any similar news provider) and (ii) is equal to the average U.S. Treasury 10-year bond yield calculated for the month of October that immediately precedes the Plan Year for which the rate is to be used. Alternatively, for each Plan Year, an Employer, in its sole discretion, may, but is not required to, credit amounts deemed invested in the 10-Year Bond Index Measurement Fund with interest at a Bonus Rate which exceeds 100% of the 10-Year Bond Crediting Rate. Any such Bonus Rate must be determined and announced by the Employer before the Plan Year for which it is to be used.

    (ii)
    DIRECTV Common Stock Measurement Fund.    This measurement fund tracks the performance of DIRECTV common stock.

    Except as provided below, the Committee may, in its sole discretion, discontinue, substitute or add a Measurement Fund. Each such action will take effect as of the first day of the month that follows by 30 days the day on which the Committee gives Participants advance written notice of such change. Notwithstanding the foregoing, the Committee shall have no power to discontinue the 10-Year Bond Index Measurement Fund with respect to any and all then existing Account Balances allocated thereto.

  (d)
  Valuation.    The performance of each elected Measurement Fund (either positive or negative) will be determined by the Committee, in its sole discretion, based on the performance of the Measurement Funds themselves. A Participant's Account Balance shall be valued on a daily basis based on the performance of each Measurement Fund selected by the Participant, as though (i) a Participant's Account Balance were invested in the Measurement Fund(s) in the percentages applicable to such month, as of the date the amount deferred would have been paid as compensation but for the deferral, at the closing price on such date; and (ii) any distribution made to a Participant that decreases such Participant's Account Balance ceased being invested in the Measurement Fund(s), in the percentages applicable to such month, on the third business day prior to the distribution, at the closing price on such date.

  (e)
  Section 16 Officer.    Notwithstanding any provision of this Plan to the contrary, in no event may a Participant who is a Section 16 Officer elect to (i) defer any portion of his or her Annual Deferral Amount into the DIRECTV Common Stock Measurement Fund, or (ii) transfer Restricted Stock Units out of the DIRECTV Common Stock Measurement Fund. Any election by a Section 16 Officer in violation of the preceding sentence shall be null and void.

  (f)
  No Actual Investment.    Notwithstanding any other provision of this Plan that may be interpreted to the contrary, the Measurement Funds are to be used for measurement purposes only, and a Participant's election of any such Measurement Fund, the allocation to his or her Account Balance thereto, the calculation of additional amounts and the crediting or debiting of such amounts to a Participant's Account Balance shall not be considered or construed in any manner as an actual investment of his or her Account Balance in any such Measurement Fund. In the event that the Company decides to invest funds in any or all of the Measurement Funds, no Participant shall have any rights in or to such investments themselves. Without limiting the foregoing, a Participant's Account Balance shall at all times be a bookkeeping entry only and shall not represent any investment made on his or her behalf by the Company; the Participant shall at all times remain an unsecured creditor of the Company.

3.10
FICA and Other Taxes.

(a)
Annual Deferral Amounts.    For each Plan Year in which an Annual Deferral Amount is being withheld from a Participant, the Participant's Employer(s) shall withhold from that portion of the Participant's Base Annual Salary and Bonus that is not being deferred, in a manner determined by the Employer(s), the Participant's share of FICA and other employment taxes on such Annual Deferral Amount. If necessary, the Committee may reduce the Annual Deferral Amount in order to comply with this Section 3.10.

  (b)
  Restricted Stock Units.    For each Plan Year in which an amount is being deferred into this Plan from the Incentive Plan, the Participant's Employer(s) shall withhold from that portion of the Participant's Base Annual Salary and Annual Bonus that are not being deferred, in a manner determined by the Employer(s), the Participant's share of FICA and other employment taxes on such deferrals. If necessary, the Committee may reduce the Annual Restricted Stock Unit Amount in order to comply with the FICA withholding obligations so long as done in accordance with Code § 409A and this Section 3.10.

3.11
Taxation of Distributions.    The Participant's Employer(s), or the trustee of the Trust, shall withhold from any payments made to a Participant under this Plan all federal, state and local income, employment and other taxes required to be withheld by the Employer(s), or the trustee of the Trust, in connection with such payments, from this Plan and any other plan required to be aggregated with this Plan in accordance with Treas. Reg. §1.409A-3(j)(4)(v)(A) in amounts and in a manner to be determined in the sole discretion of the Employer(s) and the trustee of the Trust.

3.12
Small Distributions.    Notwithstanding anything to the contrary herein, if a Participant's Account Balance upon Separation from Service is less than the applicable dollar amount under Code § 402(g)(1)(B), then such amount shall be distributed in a single lump sum as soon as administratively feasible, notwithstanding the Participant's election, and notwithstanding any of the provisions of Articles 4 through 8.

3.13
Stock Distribution.    Notwithstanding anything in this Plan to the contrary, a Participant's Restricted Stock Unit Account shall be distributed only in Stock.

ARTICLE 4
Short-Term Payout; Unforeseeable Financial Emergencies; Withdrawal Election

4.1
Short-Term Payout.    In connection with each election to defer an Annual Deferral Amount, a Participant may irrevocably elect to receive a future "Short-Term Payout" from the Plan with respect to any one or more of the Participant's Annual Deferral Amount, and Annual Restricted Stock Unit Amount, which relates or relate to such Plan Year. Subject to the Deduction Limitation, the Short-Term Payout shall be a lump sum payment of the Annual Deferral Amount, and/or Annual Restricted Stock Unit Amount, plus amounts credited or debited in the manner provided in Section 3.9 above on those amounts, determined at the time that the Short-Term Payout becomes payable. Subject to the Deduction Limitation and the other terms and conditions of this Plan, each Short-Term Payout elected shall be paid out during a period ending 90 days after the last day of any Plan Year designated by the Participant that is at least 3 Plan Years after the Plan Year in which the Annual Deferral Amount is actually deferred, or the Annual Restricted Stock Unit Amount is actually credited to the Participant's Account Balance, as the case may be. By way of example, if a 3 year Short-Term Payout is elected in the Plan Year commencing January 1, 1999 for an Annual Deferral Amount actually deferred in that Plan Year, and/or for an Annual Restricted Stock Unit Amount actually credited to the Participant's Account Balance in that Plan Year, the 3 year Short-Term Payout would become payable during a 90 day period commencing January 1, 2003. No Short-Term Payout shall be made from the Company Matching Account or the Company Contribution Account.

4.2
Short-Term Payout Does Not Take Precedence Over Other Benefits.    Should an event occur that triggers a benefit under Article 5, 6, 7 or 8, any Annual Deferral Amount, or Annual Restricted Stock Unit Amount, plus amounts credited or debited thereon, that is or are subject to a Short-Term Payout election under Section 4.1, such amount shall not be paid in accordance with Section 4.1 above but shall be paid in accordance with the other applicable Article.

4.3
Withdrawal Payout/Suspensions for Unforeseeable Financial Emergencies.    If the Participant or Participant's spouse or dependent experiences an Unforeseeable Financial Emergency, the

  Participant may petition the Committee to (i) suspend any deferrals required to be made by a Participant and (ii) receive a partial or full payout from the Plan. The payout shall not exceed the lesser of the Participant's Account Balance, calculated as if such Participant were receiving a Termination Benefit, or the amount reasonably needed to satisfy the Unforeseeable Financial Emergency. If, subject to the sole discretion of the Committee, the petition for a suspension and/or payout is approved, suspension shall take effect upon the date of approval and any payout shall be made in a lump sum within 90 days of the date of approval. If a Participant's petition under this section is approved, then the Participant shall not be entitled to complete a new Election Form for the Plan Year in which the payout to the Participant occurs or the immediate subsequent Plan Year. Accordingly, no further deferral shall be allowed for the Plan Year in which such payout occurred, and no deferral shall be allowed for the immediately subsequent Plan Year. The payment of any amount under this Section 4.3 shall not be subject to the Deduction Limitation. Notwithstanding anything in this Plan to the contrary, a Participant's Restricted Stock Unit Account shall be distributed only in Stock.

4.4
Payment Delay for Specific Employees.

  No Participant who is a key employee of the Company (as defined under Code §416(i) without regard to § 416(i)(5) may obtain any payment of benefits under this Plan on account of Separation from Service (except as a result of the Participant's death) prior to a date which is six months after the date of Separation from Service. As of September 1 of each year (the "Identification Date") the Company shall identify the specified employees subject to this rule. As of January 1 of each year (the "Effective Date") those employees determined as of the previous Identification Date shall be subject to the six month delay rule until the next following Effective Date.

ARTICLE 5
Retirement and Termination Benefit

5.1
Payment of Benefit.    A Participant, in connection with his or her commencement of participation in the Plan, or prior to the end of the transition period provided under Code § 409A, shall elect on an Election Form to receive the Termination Benefit or Retirement Benefit in a lump sum or pursuant to an Annual Installment Method of 5, 10 or 15 years. The Participant may change his or her election to an allowable alternative payout period by submitting a new Election Form to the Committee, provided that any such Election Form is submitted at least 1 year prior to the effective date of such election and further provided that as a result of such secondary election the starting date of any payment of benefits specified in the election under this Plan is delayed for at least five years. Effective November 2010, if a Participant does not make any election with respect to the payment of the Termination Benefit or Retirement Benefit, then such benefit shall be payable pursuant to an Annual Installment method of 5 years. The lump sum payment shall be made, or installment payments shall commence, in January following the last day of the Plan Year in which the Participant incurs a Separation from Service. Any payment made shall be subject to the Deduction Limitation. Notwithstanding anything in this Plan to the contrary, a Participant's Restricted Stock Unit Account shall be distributed only in Stock.

5.2
Death Prior to Completion of Retirement Benefit.    If a Participant dies after Retirement but before the Retirement Benefit is paid in full, the Participant's unpaid Retirement Benefit payments shall continue and shall be paid to the Participant's Beneficiary according to the Election Form most recently accepted by the Committee at least 1 year prior to the Participant's death. Notwithstanding anything in this Plan to the contrary, a Participant's Restricted Stock Unit Account shall be distributed only in Stock.

ARTICLE 6
Preretirement Survivor Benefit

6.1
Preretirement Survivor Benefit.    If the Participant dies prior to separation from service the Participant's Beneficiary shall receive a Preretirement Survivor Benefit equal to the Participant's remaining Account Balance if the Participant dies before payment of the Participant's entire Account Balance.

6.2
Payment of Preretirement Survivor Benefit.    A Participant, in connection with his or her commencement of participation in the Plan, shall elect on an Election Form to receive the Preretirement Survivor Benefit in a lump sum or pursuant to an Annual Installment Method of 5, 10 or 15 years. Survivor Benefits in the event of a Participant's death prior to entering pay status may be different than benefits elected under Section 5.2. The Participant may change his or her election to an allowable alternative payout period by submitting a new Election Form to the Committee. Such change of benefits payable at death will not be subject to the 5 year start date delay rule. The Election Form most recently accepted by the Committee at least 1 year prior to the Participant's death shall govern the payout of the Preretirement Survivor Benefit. If a Participant does not make any election with respect to the payment of the Preretirement Survivor Benefit, then such benefit shall be payable pursuant to an Annual Installment Method of 5 years. The lump sum payment shall be made, or installment payments shall commence, no later than 2 1/2 months after the last day of the Plan Year in which the Participant dies. Any payment made shall be subject to the Deduction Limitation. Notwithstanding anything in this Plan to the contrary, a Participant's Restricted Stock Unit Account shall be distributed only in Stock.

ARTICLE 7
Termination for Cause Benefit

7.1
Termination for Cause Benefit.    Upon a Termination for Cause, the Participant shall receive his or her Account Balance as provided in Section 7.2 below, subject to the Deduction Limitation.

7.2
Payment of Termination for Cause Benefit.    The non-vested portions of the Participant's Company Contribution Account and Company Matching Account are forfeited upon Termination for Cause. Notwithstanding anything in this Plan to the contrary, a Participant's Restricted Stock Unit Account shall be distributed only in Stock.

ARTICLE 8
Disability Benefit

8.1
Disability Benefit.    A Participant suffering a Disability as defined herein and in accordance with Code § 409A shall receive a lump sum distribution of his or her Account Balance payable upon his or her Separation from Service. Notwithstanding anything in this Plan to the contrary, a Participant's Restricted Stock Unit Account shall be distributed only in Stock.

ARTICLE 9
Beneficiary Designation

9.1
Beneficiary.    Each Participant shall have the right, at any time, to designate his or her Beneficiary(ies) (both primary as well as contingent) to receive any benefits payable under the Plan to a beneficiary upon the death of a Participant. The Beneficiary designated under this Plan may be the same as or different from the Beneficiary designation under any other plan of an Employer in which the Participant participates.

9.2
Beneficiary Designation; Change; Spousal Consent.    A Participant shall designate his or her Beneficiary by completing and signing the Beneficiary Designation Form, and returning it to the

  Committee or its designated agent. A Participant shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Committee's rules and procedures, as in effect from time to time. If the Participant names someone other than his or her spouse as a Beneficiary, a spousal consent, in the form designated by the Committee, must be signed by that Participant's spouse and returned to the Committee. Upon the acceptance by the Committee of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be canceled. The Committee shall rely on the last Beneficiary Designation Form filed by the Participant and accepted by the Committee prior to his or her death.

9.3
Acknowledgment.    No designation or change in designation of a Beneficiary shall be effective until received and acknowledged in writing by the Committee or its designated agent.

9.4
No Beneficiary Designation.    If a Participant fails to designate a Beneficiary as provided in Sections 9.1, 9.2 and 9.3 above or, if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant's benefits, then the Participant's designated Beneficiary shall be deemed to be his or her surviving spouse. If the Participant has no surviving spouse, the benefits remaining under the Plan to be paid to a Beneficiary shall be payable to the executor or personal representative of the Participant's estate.

9.5
Dissolution of Marriage.    Upon the dissolution of marriage of a Participant, any designation of the Participant's former spouse as a Beneficiary shall be treated as though the Participant's former spouse had predeceased the Participant, unless (i) the Participant executes another Beneficiary designation that complies with Section 9.2 and that clearly names such former spouse as a Beneficiary, or (ii) a court order presented to the Committee prior to distribution on behalf of the Participant explicitly requires the Participant to continue to maintain the former spouse as the Beneficiary. In any case in which the Participant's former spouse is treated under the Participant's Beneficiary Designation as having predeceased the Participant, no heirs or other beneficiaries of the former spouse shall receive benefits from the Plan as a Beneficiary of the Participant except as provided otherwise in the Participant's Beneficiary Designation.

9.6
Doubt as to Beneficiary.    If the Committee has any doubt as to the proper Beneficiary to receive payments pursuant to this Plan, the Committee shall have the right, exercisable in its discretion, to cause the Participant's Employer to withhold such payments until this matter is resolved to the Committee's satisfaction.

9.7
Discharge of Obligations.    The payment of benefits under the Plan to a Beneficiary shall fully and completely discharge all Employers and the Committee from all further obligations under this Plan with respect to the Participant, and that Participant's Plan Agreement shall terminate upon such full payment of benefits.

ARTICLE 10
Leave of Absence

10.1
Paid Leave of Absence.    If a Participant is authorized by the Participant's Employer for any reason to take a paid leave of absence from the employment of the Employer, the Participant shall continue to be considered employed by the Employer so long as the requirements set forth in Treas. Reg. §1.409A-1(h) are met.

10.2
Unpaid Leave of Absence.    If a Participant is authorized by the Participant's Employer for any reason to take an unpaid leave of absence from the employment of the Employer, so long as the requirements set forth in Treas. Reg. §1.409A-1(h) are met, the Participant shall continue to be considered employed by the Employer and the Participant shall be excused from making deferrals of Base Annual Salary and/or Annual Bonus until the earlier of the date the leave of absence expires or the Participant returns to a paid employment status.

ARTICLE 11
Termination, Amendment or Modification

11.1
Termination.    Although the Company anticipates that it will continue the Plan for an indefinite period of time, there is no guarantee that it will continue the Plan or will not terminate the Plan at any time in the future. Accordingly, except as otherwise provided in this Section 11.1, the Company reserves the right to discontinue its sponsorship of the Plan and/or to terminate the Plan at any time with respect to any or all of its participating Employees by action of its board of directors. Notwithstanding anything in this Plan to the contrary, a Participant's Restricted Stock Unit Account shall be distributed only in Stock. Notwithstanding anything to the contrary, the Plan may only be terminated and benefits paid to Participants where such action is in accordance with Regulation 1.409A-3(j)(4) (ix) and other applicable provisions of the Code and Regulations.

11.2
Amendment.    Except as otherwise provided in this Section 11.2, the Company may, at any time, amend or modify the Plan in whole or in part by the action of the Board of Directors; provided, however, that no amendment or modification shall be effective to decrease or restrict the value of a Participant's Account Balance in existence at the time the amendment or modification is made, calculated as if the Participant had experienced a Separation from Service as of the effective date of the amendment or modification or, if the amendment or modification occurs after the date upon which the Participant was eligible to Retire, the Participant had Retired as of the effective date of the amendment or modification, and no amendment shall eliminate the crediting and debiting of Account Balances under Section 3.9, or provide for the elimination of the 10-Year Bond Index Measurement Fund, without providing for a Measurement Fund with a rate of return at least substantially similar to the 10-Year Bond Index Measurement Fund. The amendment or modification of the Plan shall not affect any Participant or Beneficiary who has become entitled to the payment of the benefits under the Plan as of the date of the amendment or modification. Notwithstanding anything in this Plan to the contrary, a Participant's Restricted Stock Unit Account shall be distributed only in Stock. The Plan may only be amended in accordance with Code § 409A.

11.3
Plan Agreement.    Despite the provisions of Sections 11.1 and 11.2 above, if a Participant's Plan Agreement contains benefits or limitations that are not in this Plan document, the Employer may only amend or terminate such provisions with the consent of the Participant and in compliance with Code § 409A.

11.4
Effect of Payment.    The full payment of the applicable benefit under Articles 4, 5, 6, 7 or 8 of the Plan shall completely discharge all obligations to a Participant and his or her designated Beneficiaries under this Plan and the Participant's Plan Agreement shall terminate.

ARTICLE 12
Administration

12.1
Committee Duties.    This Plan shall be administered by a Committee which shall be appointed by the CEO. Members of the Committee may be Participants under this Plan. The Committee shall also have the discretion and authority to (i) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan and (ii) decide or resolve any and all questions including interpretations of this Plan, as may arise in connection with the Plan. Any individual serving on the Committee who is a Participant shall not vote or act on any matter relating solely to himself or herself. When making a determination or calculation, the Committee shall be entitled to rely on information furnished by a Participant or the Company.

12.2
Delegation.    In the administration of this Plan, the Committee may, from time to time, employ agents (who may be Participants) and delegate to them such duties as it sees fit (including exercise, on behalf of the Committee, and decision, including discretionary decisions, reserved to the Committee under this Plan or under law) and may from time to time consult with counsel who may be counsel to any Employer. Unless the Committee provides otherwise, persons to whom duties have been delegated may themselves delegate such duties to other persons.

12.3
Binding Effect of Decisions.    The decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan, except that following a Change of Control, any decision of the Committee concerning the claim of a Participant or Beneficiary shall be reviewed de novo pursuant to Article 14.

12.4
Indemnity of Committee.    All Employers shall indemnify and hold harmless the members of the Committee, and any Employee or agent to whom the duties of the Committee may be delegated, against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct by the Committee or any of its members or any such Employee.

12.5
Employer Information.    To enable the Committee to perform its functions, each Employer shall supply full and timely information to the Committee on all matters relating to the compensation of its Participants, the date and circumstances of the Retirement, Disability, death or Termination of Employment of its Participants, and such other pertinent information as the Committee may reasonably require.

ARTICLE 13
Other Benefits and Agreements

13.1
Coordination with Other Benefits.    The benefits provided for a Participant and Participant's Beneficiary under the Plan are in addition to any other benefits available to such Participant under any other plan or program for Employees of the Participant's Employer. The Plan shall supplement and shall not supersede, modify or amend any other such plan or program except as may otherwise be expressly provided.

ARTICLE 14
Claims Procedures

14.1
Presentation of Claim.    Any Participant or Beneficiary of a deceased Participant (such Participant or Beneficiary being referred to below as a "Claimant") may deliver to the Committee a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan.

14.2
Notification of Decision.    The Committee shall consider a Claimant's claim within 90 days unless the Committee determines that special circumstances exist, in which case the Committee shall consider a Claimant's claim within 180 days, and shall notify the Claimant before the expiration of the original 90 day period that the additional 90 days may be used to consider the claim. The Committee shall notify the Claimant in writing:

(a)
that the Claimant's requested determination has been made, and that the claim has been allowed in full; or

  (b)
  that the Committee has reached a conclusion contrary, in whole or in part, to the Claimant's requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:

  (i)
  the specific reason(s) for the denial of the claim, or any part of it;

  (ii)
  specific reference(s) to pertinent provisions of the Plan upon which such denial was based;

  (iii)
  a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary; and

  (iv)
  an explanation of the claim review procedure set forth in Section 14.3 below.

  For claims submitted within one year following a Change in Control, the claim shall be considered and the notification shall be provided within 30 days, and the 30-day period shall not be extended (whether or not special circumstances exist) except with the written consent of the Claimant. If the Committee has not provided the forgoing notification within the applicable time limits stated above, the Claimant may treat the claim as denied in full.

14.3
Review of a Denied Claim.    Within 60 days after receiving a notice from the Committee that a claim has been denied, in whole or in part, or within 60 days of the date a claim is deemed denied as a result of the Committee not having provided notification under Section 14.2, a Claimant (or the Claimant's duly authorized representative) may file with the Committee a written request for a review of the denial of the claim. The Claimant (or the Claimant's duly authorized representative):

(a)
may review pertinent documents;

(b)
may submit written comments or other documents; and/or

(c)
may request a hearing, which the Committee, in its sole discretion, may grant.

14.4
Decision on Review.    The Committee shall render its decision on review promptly, and not later than 60 days after the filing of a written request for review of the denial, unless the Committee determines that special circumstances exist, in which case the Committee shall render its decision on review within 120 days after the filing of the written request for review of the denial, and shall notify the Claimant before the expiration of the original 60 day period that the additional 60 days may be used to render its decision. Such decision must be written in a manner calculated to be understood by the Claimant, and it must contain:

(a)
specific reasons for the decision;

(b)
specific reference(s) to the pertinent Plan provisions upon which the decision was based; and

(c)
such other matters as the Committee deems relevant.

  For reviews requested of claims submitted within two years of a Change in Control, the 60 day period shall not be extended (whether or not special circumstances exist) except with the written consent of the Claimant. If the Committee has not provided the forgoing notification within the applicable time limits stated above, the Claimant may treat the claim as denied in full upon review.

14.5
Arbitration.

(a)
Following the denial of a claim (including a deemed denial) under Section 14.4, the Claimant must submit any claim for payment under the Plan or any dispute regarding the interpretation of the Plan to final and binding arbitration in Los Angeles, California in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (the "AAA") then existing. Judgment upon any award rendered by an arbitrator may be entered in any court having jurisdiction.

  (b)
  Subject to Section 14.5(a) hereof, any demand by a Claimant for arbitration may be filed with the AAA and served on the Company at any time within the period covered by the applicable statute of limitations.

  (c)
  There shall be one arbitrator who will be appointed by mutual agreement of the Claimant and the Company, or failing such agreement, in the following manner. The AAA shall furnish the Claimant and the Company with a list of potential arbitrators. In no event may the parties review more than three lists. Once a particular list has been accepted by both the Claimant and the Company, the parties shall alternatively eliminate the names of the arbitrators until only one name remains. That remaining person shall be appointed the arbitrator. The Claimant and the Company shall draw lots to decide which party shall eliminate the first name of the list.

  (d)
  The arbitrator shall commence a hearing on the matter within 45 days of his or her appointment and shall continue the proceedings without substantial interruption until all evidence and arguments are presented.

  (e)
  Subject to legal privileges, each party shall be entitled to reasonable and limited discovery through written requests for information, document requests, request for stipulation of fact and depositions (not more than three depositions), the nature and extent thereof shall be determined by the parties in accordance with the Federal Rules of Civil Procedure; provided that if the Claimant and the Company cannot agree on the terms of such discovery, the nature and extent thereof shall be determined by the arbitrator who shall take into account the needs of the parties and the desirability of making discovery expeditious and cost effective.

  (f)
  The arbitrator shall not extend, modify or suspend any of the terms of this Article 14.

  (g)
  The arbitrator's award shall be rendered as expeditiously as possible and in no event later than 30 days after the close of the hearing and shall set forth the reasoning for the decision. In the event the arbitrator finds that the Claimant is entitled to the benefits he claimed, the arbitrator shall order the Company and/or the Trustee, if any, to pay such benefits, in the amounts and at such time as the arbitrator determines. If a Trust is in existence, the obligation of the Trustee to pay such benefits shall not, however, exceed the assets of the trust and the Company shall be jointly and severally liable for any amount that the Trustee is ordered to pay. The award of the arbitrator shall be final and binding on the parties. The Company shall thereupon pay the Claimant immediately the amount that the arbitrator orders to be paid in the manner described in the award.

  (h)
  If the arbitrator determines either that the Claimant is entitled to the claimed benefits or that the claim by the Claimant was made in good faith, the arbitrator may, in the arbitrator's discretion, direct the Company to pay to the Claimant in accordance with such order an amount equal to the Claimants' expenses in pursuing the claim, including attorneys' fees, in an amount determined by the arbitrator.

  (i)
  The decision and award (if any) of the arbitrator may be enforced in any appropriate court of competent jurisdiction as soon as possible after it rendition. If any action is brought to confirm the decision and award, no appeal shall be taken by the Claimant or the Company from any decision rendered in such action.

ARTICLE 15
Trust

15.1
Establishment of Trust.    The Company may establish a Trust, and each Employer may at least annually transfer over to the Trust such assets as the Employer determines, in its sole discretion, are necessary to provide, on a present value basis, for its respective future liabilities created with respect to the Annual Deferral Amounts, Annual Company Contribution Amounts, Company

  Matching Amounts, and Annual Restricted Stock Unit Amounts for such Employer's Participants for all periods prior to the transfer, as well as any debits and credits to the Participants' Account Balances for all periods prior to the transfer, taking into consideration the value of the assets in the trust at the time of the transfer.

15.2
Interrelationship of the Plan and the Trust.    The provisions of the Plan and the Plan Agreement shall govern the rights of a Participant to receive distributions pursuant to the Plan. The provisions of the Trust shall govern the rights of the Employers, Participants and the creditors of the Employers to the assets transferred to the Trust. Each Employer shall at all times remain liable to carry out its obligations under the Plan.

15.3
Distributions From the Trust.    Each Employer's obligations under the Plan may be satisfied with Trust assets distributed pursuant to the terms of the Trust, and any such distribution shall reduce the Employer's obligations under this Plan.

15.4
Investment of Trust Assets.    The Trustee of the Trust shall be authorized, upon written instructions received from the Committee or investment manager appointed by the Committee, to invest and reinvest the assets of the Trust in accordance with the applicable Trust Agreement, including the disposition of stock and reinvestment of the proceeds in one or more investment vehicles designated by the Committee.

ARTICLE 16
Miscellaneous

16.1
Status of Plan.    The Plan is intended to be a plan that is not qualified within the meaning of Code § 401(a) and that "is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees" within the meaning of ERISA Sections 201(2), 301(a)(3) and 401(a)(1). The Plan shall be administered and interpreted to the extent possible in a manner consistent with that intent.

16.2
Unsecured General Creditor.    Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of an Employer. For purposes of the payment of benefits under this Plan, any and all of an Employer's assets (including assets held in trust in accordance with Article 15), shall be, and remain, the general, unpledged unrestricted assets of the Employer. An Employer's obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.

16.3
Employer's Liability.    An Employer's liability for the payment of benefits shall be defined only by the Plan and the Plan Agreement, as entered into between the Employer and a Participant. An Employer shall have no obligation to a Participant under the Plan except as expressly provided in the Plan and his or her Plan Agreement.

16.4
Nonassignability.    Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are expressly declared to be, unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, be transferable by operation of law in the event of a Participant's or any other person's bankruptcy or insolvency or on dissolution of the Participant's marriage as provided in Section 16.15.

16.5
Not a Contract of Employment.    The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between any Employer and the Participant. Such employment is hereby acknowledged to be an "at will" employment relationship that can be terminated at any time for any reason, or no reason, with or without cause, and with or without notice, unless expressly provided in a written employment agreement. Nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of any Employer, either as an Employee or to interfere with the right of any Employer to discipline or discharge the Participant at any time.

16.6
Furnishing Information.    A Participant or his or her Beneficiary will cooperate with the Committee by furnishing any and all information requested by the Committee and take such other actions as may be requested in order to facilitate the administration of the Plan and the payments of benefits hereunder, including but not limited to taking such physical examinations as the Committee may deem necessary. Failure to cooperate in good faith by a Participant or his or her Beneficiary shall absolve the Company of any and all liability to such Participant or Beneficiary with respect to the Plan.

16.7
Terms.    Whenever any words are used herein in the masculine, they shall be construed as though they were in the feminine in all cases where they would so apply; and whenever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.

16.8
Captions.    The captions of the articles, sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

16.9
Governing Law.    The provisions of this Plan shall be construed and interpreted according to the laws of the State of California without regard to its conflicts of laws principles, except to the extent preempted by federal law.

16.10
Notice.    Any notice or filing required or permitted to be given to the Committee under this Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

Corporate Human Resources
Executive Compensation
2230 East Imperial Highway
El Segundo, CA 90245

  Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

  Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Participant.

16.11
Successors.    The provisions of this Plan shall bind and inure to the benefit of the Participant's Employer and its successors and assigns and the Participant and the Participant's designated Beneficiaries.

16.12
Spouse's Interest.    The interest in the benefits hereunder of a spouse of a Participant who has predeceased the Participant shall automatically pass to the Participant and shall not be transferable by such spouse in any manner, including but not limited to such spouse's will, nor shall such interest pass under the laws of intestate succession.

16.13
Validity.    In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.

16.14
Incompetent.    If the Committee determines in its discretion that a benefit under this Plan is to be paid to a minor, a person declared incompetent or to a person incapable of handling the disposition of that person's property, the Committee may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person. The Committee may require proof of minority, incompetence, incapacity or guardianship, as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Participant and the Participant's Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment amount.

16.15
Court Order.    The Committee is authorized to make any payments directed by court order in any action in which the Plan or the Committee has been named as a party. In addition, if a court determines that a spouse or former spouse of a Participant has an interest in the Participant's benefits under the Plan in connection with a property settlement or otherwise, the Committee, in its sole discretion, shall have the right, notwithstanding any election made by a Participant, to immediately distribute the spouse's or former spouse's interest in the Participant's benefits under the Plan to that spouse or former spouse.

16.16
Distribution in the Event of Taxation.

(a)
In General.    If, for any reason, all or any portion of a Participant's benefits under this Plan becomes taxable to the Participant prior to receipt of such benefits, the Company (or after a Change in Control, a Participant's Employer) shall distribute to the Participant immediately available funds in an amount equal to the amount necessary to pay income and FICA taxes. The tax liability distribution shall be made in a lump sum promptly after a determination that tax is payable. Such a distribution shall affect and reduce the benefits to be paid under this Plan. Notwithstanding anything in this Plan to the contrary, a Participant's Restricted Stock Unit Account shall be distributed only in Stock.

(b)
Trust.    If a Trust is established pursuant to Section 15.1 and the Trust terminates and benefits are distributed from the Trust to a Participant in accordance with such termination, the Participant's benefits under this Plan shall be reduced to the extent of such distributions.

16.17
Legal Fees To Enforce Rights After Change in Control.    The Company and each Employer is aware that upon the occurrence of a Change in Control, the Board of Directors or the board of directors of a Participant's Employer (which might then be composed of new members) or a shareholder of the Company or the Participant's Employer, or of any successor corporation might then cause or attempt to cause the Company, the Participant's Employer or such successor to refuse to comply with its obligations under the Plan and might cause or attempt to cause the Company or the Participant's Employer to institute, or may institute, litigation seeking to deny Participants the benefits intended under the Plan. In these circumstances, the purpose of the Plan could be frustrated. Accordingly, if, following a Change in Control, the Participant's Employer or any successor corporation has failed to comply with any of its obligations under the Plan or any agreement thereunder or, if the Company, such Employer or any other person takes any action to declare the Plan void or unenforceable or institutes any litigation or other legal action designed to deny, diminish or to recover from any Participant the benefits intended to be provided, then the Company and the Participant's Employer irrevocably authorize such Participant to retain counsel of his or her choice at the expense of the Company and the Participant's Employer (who shall be jointly and severally liable) to represent such Participant in connection with the initiation or defense of any litigation or other legal action, whether by or against the Company, the Participant's Employer or any director, officer, shareholder or other person affiliated with the Company, the Participant's Employer or any successor thereto in any jurisdiction.

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  Exhibit 10.5